FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS JANUARY SALES

Secaucus, New Jersey - February 7, 2008 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales of $121.7 million for the four-week period ended February 2, 2008 versus sales of $127.4 million for the five-week period ended February 3, 2007. Consolidated comparable store sales for the four weeks ended February 2, 2008, increased 6% versus the corresponding four-week period last year. Both brands had higher promotional levels during January 2008 than last year.

During fiscal January, the Company opened two The Children’s Place stores and closed ten. In addition, the Company opened six Disney Stores and closed eight.

Total Sales (millions):

	January 2008 (4 wks)	January 2007 (5 wks)	% (Decrease)	Fourth Quarter 2007 (13 wks)	Fourth Quarter 2006 (14 wks)	% Increase	Fiscal 2007 (52 wks)	Fiscal 2006 (53 wks)	% Increase
The Children’s Place brand	$82.5	$86.3	(4)%	$443.3	$416.8	6%	$1,520.5	$1,405.4	8%
Disney Store	$39.2	$41.1	(5)%	$227.6	$228.4	0%	$642.3	$612.3	5%
Total Company	$121.7	$127.4	(4)%	$670.9	$645.2	4%	$2,162.8	$2,017.7	7%

Comparable Store Sales Increase/(Decrease) 1:

	January 2008 (4 wks)	January 2007 (4 wks)	Fourth Quarter 2007 (13 wks)	Fourth Quarter 2006 (13 wks)	Fiscal 2007 (52 wks)	Fiscal 2006 (52 wks)
The Children’s Place brand	9%	(6)%	7%	2%	3%	10%
Disney Store	2%	27%	(4)%	14%	0%	14%
Total Company	6%	2%	3%	6%	2%	11%

Separately, the Company announced that it will request a hearing before the Nasdaq Listing Qualifications Panel in response to the Company’s receipt of a Nasdaq Staff Determination letter dated February 6, 2008. The letter states that the Company is not in compliance with the requirements for continued listing as set forth in Marketplace Rules 4350(e) and 4350(g) and, therefore, its common stock is subject to delisting. The letter was issued in accordance with Nasdaq procedures due to the Company’s failure to hold its fiscal 2006 Stockholder Meeting by the February 3, 2008 deadline required by Nasdaq. This is due to the delayed filing of the Company’s 2006 Annual Report on Form 10-K which was filed on December 5, 2007. Accordingly, the Company will be requesting Nasdaq provide an extension to the meeting deadline and expects to hold the meeting in the Spring of 2008.

Pending a decision by the Panel, the Company’s common stock will remain listed on The Global Select Market. However, there can be no assurance that the Panel will grant the Company's request for continued listing.

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PLCE: January 2008 Sales Release

In conjunction with today’s January sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, February 14, 2007. To access the call, please dial (402) 220-2668 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of February 2, 2008, the Company owned and operated 904 The Children’s Place stores and 335 Disney Stores in North America and its online stores at www.childrensplace.com and www.disneystore.com.

1 As previously announced, due to the extra week in fiscal 2006, the Company’s fiscal 2007 comparable store sales have shifted by one week as compared to the corresponding period of fiscal 2006. References made today regarding last year’s comparable store sales results, in view of the shift, are on the “adjusted” basis. For a breakdown of the Company’s fiscal 2006 comparable store sales on an “as reported” and “as adjusted” basis, please refer to the Company’s March 8, 2007, press release.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its reports of Forms 10-K and 10-Q. Risks and uncertainties relating to the restatement of the Company's historical financial information, the Company’s historical stock option granting practices and other historical practices identified as material weaknesses as described in the Company’s filings on December 5, 2007, the delays in scheduling of the Company’s fiscal 2006 shareholder meeting, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors also could cause actual results, events and performance to differ materially. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
Investors:	Jane Singer, Investor Relations, (201) 453-6955
Media:	Diane Zappas/Leigh Parrish, FD, (212) 850-5600
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